Exhibit 10.25

*** Text Omitted and Filed Separately

Confidential Treatment Requested

Under 17 C.F.R. §§ 200.80(b)(4)

and 230.406

November 26, 2003

Mr. Bradley Langdale

Masimo Corporation

2852 Kelvin Avenue

Irvine, CA 92614

Dear Brad:

We are delighted to inform you that Med One Capital Funding LLC is committed to provide funding for Masimo’s Oximetry Supply Agreement program. We are willing to commit to this ongoing equipment funding arrangement based on the following criteria:

1.	Med One will provide funding for this program on an ongoing basis until (and unless) you receive 180 days advanced written notice of our intent to withdraw from the program.
2.	Med One will commit to a minimum of [...***...] to the program for calendar year 2004 and each year thereafter. We are willing to participate in as much of this business as your sales organization can originate – with no maximum amount.
3.	The transactions will be structured as we have previously negotiated in prior meetings and discussions. Med One’s discount rate for all business funded in this manner will be based on the US Treasury Constant Maturities interest rate (as quoted in the Federal Reserve Statistical Release H.15 (519) for the week immediately preceding the request for funding. We will use the term that corresponds to the term of your transaction – or the next higher term if there is not an exact term match. Med One will add [...***...] basis points to this rate index for purposes of pricing this program only.
4.	The documents will consist of the following:
•	Original Masimo transaction documentation – with original customer signature.
•	Assignment Agreement – executed by authorized officer of Masimo Corporation.
•	UCC-1 filing pertaining to the equipment being funded.
•	Evidence of delivery of the equipment to the customer.
5.	Funding under this program will be non-recourse to Masimo as it pertains to customer’s performance. Notwithstanding this, Masimo will provide a fixed monthly payment to Med One based on the calculations of each specific transaction and will pay this monthly payment monthly each month during the term unless Med One is properly notified of a default by the customer. Masimo will set up an account that Med One will draft directly for each monthly payment.
6.	In addition to this funding program, Med One will make available to the sales organization of Masimo, all of Med One’s current lease, rental and financing options for the use by Masimo’s customer’s on a direct basis.

Thank you for the opportunity to serve your financing and financial services needs. We look forward to a very enjoyable relationship with your company.

Very truly yours,

/s/ Larry R. Stevens

Larry R. Stevens

President

6965 Union park Center Suite 400 Midvale, UT 84047

(800) 248-5882 x4011 ph. (800) 468-5528 fax

*Confidential Treatment Requested

Med One Capital Funding LLC

Initial Fundings for Masimo

            14-Nov-03

[...***...]

*Confidential Treatment Requested

EQUIPMENT PURCHASE AND ASSIGNMENT OF PROCEEDS

(“Assignment”)

Masimo Corporation, 2852 Kelvin Avenue, Irvine, CA 92614 (“Vendor”) entered into a Pulse Oximetry Supply Agreement (the “Agreement”) with CUSTOMER NAME (“Customer”) dated ____________, 20__ wherein Customer has agreed to acquire the products listed in the Agreement (“Products”) from Vendor in the quantities and at the prices shown therein during a term of __ months which shall begin ____________, 20__.

The Agreement, an executed copy of which is attached hereto as Exhibit A requires Vendor to provide to Customer, among other things, the following described capital equipment (“Equipment”), whereby financing for the Equipment is to be provided by Med One Capital Funding LLC:

Quantity	Equipment Description	Model Number

Transaction Summary:

Equipment Cost To Be Financed:	$

Financing Term:

Applicable Annualized Financing Rate Of Interest: %

Monthly Equipment Amortization:	$

Total Equipment Amortization Over Term:	$

Med One Capital Funding LLC, 6965 Union Park Center, Suite 400, Midvale, UT 84047 (“Med One”) hereby agrees to purchase the Equipment from Vendor and permit Vendor to provide the Equipment to Customer under the terms of Exhibit A and subject to this Assignment between Vendor and Med One. The purchase of the Equipment shall be at a price shown on Med One’s Purchase Order Number ___________ which is attached hereto as Exhibit B. In the event of a conflict between the immediately referenced Purchase Order, the Agreement and this Assignment, the terms of this Assignment will apply. Vendor may substitute different model numbers as long as the Equipment Increment and the quantity remain the same. The purchase price of the Equipment shall be provided to Vendor by wire transfer within two (2) business days after execution of this agreement.

Monthly Total Equipment Amortization equals the total monthly payment which shall be due and payable by Vendor to Med One monthly under this Agreement within 5 business days following the end of the month in which such amount is paid by the Customer, up to a cumulative amount not to exceed the Total Equipment Amortization, as set forth above.

Subject to the terms of this Assignment, Vendor hereby assigns all of its right, title and interest in and to the Equipment and the proceeds pertaining to the Equipment Increment under or by virtue of the Agreement to Med One and agrees that all amounts to become due or collected under Exhibit A for purchase of Products by Customer shall be designated proportionally between the “Equipment Increment” and the “Product Increment.”

Vendor shall have responsibility to invoice Customer for all purchases under Exhibit A and to accept all proceeds paid by the Customer under Exhibit A and to remit to Med One all assigned proceeds hereunder, provided, however, that Vendor is not liable to Med One for amounts due from Customer that are not collected.

Notwithstanding the foregoing, however, Vendor shall, at such time as Vendor determines is appropriate, or at such time as Med One may reasonably request (i) make at least one collection telephone call (talk to Customer or leave a descriptive message) and (ii) send at least one collection demand letter to Customer if the Customer does not pay within invoice terms.

Vendor and Med One hereby agree as follows:

1.	Vendor warrants Exhibit A is, to Vendor’s knowledge, genuine and enforceable in accordance with its terms and is the only agreement in effect with Customer with respect to the sale or use of the Equipment. Vendor has no knowledge of any facts which would impair the validity of Exhibit A or this Assignment, or the truth of any statement or warranty therein. The Vendor’s knowledge includes the fraudulent activities of Vendor’s employees and agents.

2.	Vendor has not, before the execution and delivery of this Assignment, assigned or pledged Equipment Increment payments due or to become due under Exhibit A to anyone or any entity other than Med One, and Vendor has no knowledge that there are any attachments or other liens which might impair Vendor’s right to receive all Equipment Increment payments due and to become due under Exhibit A other than this Assignment; and, Vendor has full right, power and authority to assign Vendor’s right, title and interest in the proceeds received by or due to Vendor pertaining to the Equipment Increment to Med One.

3.

Immediately prior to the execution of Exhibit A and delivery thereof by the Customer to Vendor, Vendor was vested with good and unencumbered title to the Equipment and had full right, power and authority to the same; the description of the Equipment in Exhibit A is accurate and complete in all material respects. Upon shipment of the Equipment to the Customer, assuming a first priority security interest has been created and perfected, Vendor transfers to Med One, good title to the Equipment, free and clear of all liens and encumbrances except for the rights and interests of Customer as described in Exhibit A. Vendor’s warranties pertaining to the Equipment and the Customer to Vendor’s knowledge shall inure to the benefit of and be enforceable by both Med One and Customer, either jointly or severally. At Med One’s request, Vendor shall use its best commercial efforts to cause UCC-1 Financing Statements in form requested by Med One to be delivered to Med One.

4.	Notwithstanding the Assignment made hereby, Vendor shall perform all of the obligations and duties imposed upon it by Exhibit A in accordance with the terms of Exhibit A. Med One shall have no obligations of the Vendor under Exhibit A. Subject to the terms of this Assignment, Vendor agrees to indemnify, defend, and hold Med One harmless from all claims and liability arising out of Vendor’s obligations under Exhibit A and the purchase, use, possession or operation of the Equipment.

5.	If Customer and Vendor enter into an arrangement with respect to service and preventative maintenance for the Equipment, then Vendor warrants to Med One that Vendor and its successors and assigns will be responsible to provide such service and preventative maintenance function relating to the Equipment in accordance with the terms of such arrangement and will hold Med One harmless with respect to claims or liabilities in connection with such service and preventative maintenance.

6.	Vendor will make all payments under this Assignment to Med One or to such other person and at such place, as Med One may direct, and will promptly deliver to Med One all notices and correspondence reasonably requested by Med One to exercise Med One’s rights under Exhibit A and this Assignment.

7.	Vendor waives presentment and demand for payment, protest or notice of the non-payment and notice as to all agreements and related documents now and hereafter assigned or endorsed to Med One. Vendor subordinates to any rights Med One may now or hereafter have against Customer under Exhibit A, and any rights Vendor may now or hereafter have or acquire by reason of payment to Med One of any payments under Exhibit A or this Assignment. Notwithstanding anything to the contrary herein, Vendor shall pay to Med One the “Equipment Increment Per Item” for each product Customer actually acquires from Vendor under the Agreement and for which Customer actually pays. Further, in the event Customer makes only a partial payment (the “Partial Payment”) for Products supplied by Vendor under the Agreement, Vendor shall pay to Med One an amount equal to the Monthly Total Equipment Amortization referred to above each month during the term of Exhibit A, but only to the extent that such amounts are received by Vendor. Each month of the term shall stand on its own for purposes of this section.

8.

If Vendor, or as applicable, Customer, materially breach any of their representations, warranties or obligations under this Assignment or Exhibit A that are not cured during the time period provided therein, Med One shall be entitled to exercise all of its legal, contractual and equitable rights against Vendor, Customer and the Equipment, including, without limitation, the right to repossess the Equipment from Customer.

9.	Vendor shall keep complete and accurate records of Customer’s compliance with the Agreement (i.e., quantities ordered, etc.) and payments to Vendor pursuant to the Agreement and Vendor shall provide Med One within fifteen (15) days of the end of each calendar month a written report showing the payments made by Customer to Vendor under the Agreement in such month. Upon Med One’s written request and not more than once in any calendar year, Vendor shall permit an independent certified public accounting firm of nationally recognized standing, selected by Med One and reasonably acceptable to Vendor, at Med One’s expense, to have access during normal business hours to such of Vendor’s records reasonably necessary to verify the accuracy of the above referenced reports. Notwithstanding, and in addition to the foregoing, in the event any payment owed by Customer to Vendor under the Agreement becomes more than sixty (60) days past due, Med One, prior to exercising its rights and remedies under this Assignment, and at its sole option and cost, shall have the right, upon reasonable notice and during regular business hours, to view Vendor’s records with respect to such delinquent Customer for the sole purpose of verifying the nature and extent of such Customer’s default. Med One shall have the right to all Service charges (defined in Schedule B # 3 of Vendor’s Terms and Conditions) pertaining to the Equipment Increment (as that term is defined herein).

10.	At such time that any payment by Customer to Vendor under the Agreement becomes more than sixty (60) days past due, Med One, at its sole option may exercise all of its rights and remedies under this Assignment with respect to the Equipment and the Customer, including repossessing the Equipment and filing a deficiency lawsuit against Customer. In such event, Vendor shall notify Customer of such assignment and Vendor shall execute any further documentation relating to such assignment that Med One reasonably deems necessary for such assignment and the exercise of Med One’s rights and remedies hereunder.

11.	Upon payment in full of the Total Equipment Amortization (set forth above) and so long as Customer is not in material default under the terms of Exhibit A, within thirty (30) days thereafter Med One will transfer, convey and assign to Customer all of its right, title and interest in and to those units of Equipment free and clear of all liens and encumbrances. Additionally, within such thirty-day period, Med One will file a UCC-3 or other forms for the purpose of releasing all liens on such fully-purchased Equipment.

12.	Vendor has to its knowledge complied and will comply with all requirements imposed upon it under the Agreement or under any law which may govern the Agreement.

13.	In the event of a breach of the terms of this Assignment, the breaching party shall pay all enforcement and collection costs of the non-breaching party, including reasonable attorneys’ fees and expenses.

14.	This Assignment shall be governed by the laws of the state of Utah.

15.	This Assignment is binding upon the successors and assigns of the parties and along with the exhibits hereto constitutes their entire agreement with respect to the matters discussed herein. Med One may assign its rights under this Assignment without the consent of Vendor. All oral representations or prior negotiations are deemed to have been merged into this Assignment. This Assignment may not be changed or modified except by a writing signed by all of the parties.

16.	Following termination or expiration of the Agreement as set forth in Exhibit A prior to Customer completing all of its payment obligations thereunder, in the event Med One desires to sell or transfer the Equipment to a third party, Med One shall first offer to sell the Equipment to Vendor on mutually acceptable terms, which shall never be greater than any amount remaining to be paid to Med One under an Exhibit A contract relating to such Equipment. If the parties cannot agree on acceptable terms after a period of 30 days, Med One may sell the Equipment to a third party, provided that the terms of such sale are no more favorable than the terms offered Vendor.

17.	Vendor will provide Med One with notice of, and Med One shall approve, any proposed material, good faith and commercially reasonable renegotiated changes to signed Exhibit A contracts.

18.	The terms of this Assignment shall be deemed confidential and shall not, except as set forth in paragraph 10 of this Assignment, be disclosed by Med One or Vendor to anyone except their employees and professional advisors with a need to know and Customer, unless required by law.

19.	All notices and other communications required or permitted herein shall be in writing and shall be delivered personally (which shall include delivery by courier or reputable delivery service) or sent by certified or registered mail, postage prepaid, return receipt requested or sent by facsimile transmission. Items delivered personally or by facsimile shall be deemed delivered on the date of delivery; items sent by certified or registered mail shall be deemed delivered three (3) days after mailing. The address of the parties for purposes of this provision are set forth in the Preamble of this Assignment.

20.	Vendor’s execution and delivery of this Assignment will not constitute a breach, default or event of default under any other written instrument, business organizational document or agreement to which Vendor is bound.

21.	At any time during the term of this Agreement, vendor may repurchase the Equipment and all rights granted in this agreement to Med One by paying to Med

One an amount equal to the unamortized portion of the Equipment Purchase Price as of that date.

22.	Notwithstanding anything else herein, Med One understands and agrees that the enforceability of Exhibit A is subject to standard legal exceptions (e.g., bankruptcy, actual authorization, public policy, specific enforcement, etc.) and that Vendor is not a guarantor of enforceability of Exhibit A or for collection of amounts due from a Customer. Med One agrees to complete its own financial and legal due diligence as it feels is required prior to acceptance of the assignment herein and assumes the risk of enforceability and collection of the amounts under Exhibit A. For purposes of this Agreement, Vendor’s knowledge is made based on the documents provided and understanding of the CFO of Vendor, without investigation or inquiry, and without any obligation to update Med One upon any change in such knowledge.

The date of this Assignment shall be the same date as the Effective Date of the Agreement.

MED ONE CAPITAL, INC.	MASIMO CORPORATION

By:	By:

Name:	Name:

Title:	Title: